Exhibit 99.2

NCI Building Systems
“Second Quarter 2010 Earnings Conference Call”

Tuesday, June 08, 2010 5.00 PM ET
Norman Chambers
Mark Johnson
Mark Dobbins
Todd Moore
NCI Building Systems_20100608_500_transcription
Tuesday, June 08, 2010 5.00 PM ET

NCI Building Systems
“Second Quarter 2010 Earnings Conference Call”

Tuesday, June 08, 2010 5.00 PM ET
Norman Chambers
Mark Johnson
Mark Dobbins
Todd Moore

OPERATOR:	Hello, this is the Chorus Call Conference specialist. Welcome to the NCI Building Systems Second Quarter 2010 Earnings Conference Call. As a reminder, all participants will be in listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation.

Anyone who wishes to ask a question may press “*” then “1” on a touchtone phone. If you wish to remove yourself from the queue, you may press “*” then “2.” Should anyone need assistance during the conference, please signal an operator by pressing the “*” and “0” on a touchtone telephone. The conference is being recorded.

At this time, I would like to turn the conference over to Todd Moore, Executive Vice President and General Counsel. Please proceed, Mr. Moore.

TODD MOORE:	Thank you. Good afternoon and welcome to NCI Building Systems Conference Call to review the Company’s results for the second quarter of fiscal 2010. This call is being recorded. To access the taped replay, please dial 1-412-317-0088 and the pass code 419727 and the “#” sign when prompted. The webcast archive and taped replay will both be available approximately two hours after the call and through June 15, 2010. The replay will be also available on the company’s website at www.ncilp.com.

The company’s second quarter results were issued earlier today in a press release that was covered by the financial media. Release was also issued advising of the accessibility of the conference call on a listen-only basis over the Internet. Some statements made on this call may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Section 27A of the Securities Act. These statements and other statements identified by such words as potential, expect, should, will and similar expressions are forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to a number of risks and uncertainties that may cause the Company’s actual performance to differ materially from that projected in such statements. Investors should refer to statements filed by the company with the Securities and Exchange Commission and in today’s news release for a discussion of factors that could affect NCI’s operations as well as any forward-looking statements made on this call.

To the extent any non-GAAP financial measures are discussed on today’s call, you may also find a reconciliation of that measure to the most directly comparable financial measure calculated according to GAAP on the company’s website by following the news link to see today’s news release. Information provided today is as of this date only and NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes and expectations.

At this time, I’d like to turn the call over to NCI’s Chairman, President and Chief Executive Officer Mr. Norman C. Chambers.
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2

NORMAN CHAMBERS:	Thank you. Todd, and apologies for our technical delay. Good evening, welcome to our second quarter 2010 conference call. Joining me this evening are Mark Johnson, our Chief Financial Officer; Mark Dobbins, our Chief Operating Officer, and Todd Moore. I will provide an overview and Mark Johnson will review our financial results followed by Mark Dobbins who will review our operations and then we will be happy to take your questions.

Second quarter results were in line with our expectations and represented market share gains in a very tough business environment. We reported an 11.6% sequential improvement in terms of tons shipped and higher sequential revenues, gross profit and positive EBITDA. Additionally, we saw linear improvement in key metrics throughout the quarter with April comping very well on a year-on-year basis in terms of volume, revenue and profits.

We take some encouragement from these improvements as they were achieved in a phase of continued challenges of weak demand and pricing pressure across the board. A fact that we have sequential and year-over-year improvements to discuss is a result of extraordinary effort on the part of our men and women, who compete for sales, produce our products and support our operations. There is no doubt in my mind that with a little improvement in the economy, the NCI team will produce excellent results.

That leads me to address three investor questions that I am often asked. First, since non-residential construction is highly correlated with the US economy, are we seeing signs of an economic recovery in our markets? The short answer is, unfortunately, no. The McGraw-Hill non-residential starts are down year-on-year, the American Institute of Architects building interest, while improved, continues in negative territory. The market is, however, showing some seasonal improvement, which we hope will lead to economic driven improvement in 2011.

The modest improvement we are experiencing is coming from market share gains. We are increasing our market share by offering our customers more compelling end market products for certain industrial and institutional applications, products that provide a greater energy efficiency and architectural attractiveness. We are working not only to outperform our traditional competitors with our products, services, speed and support but also we are utilizing this very same approach to take market share from non-metal construction materials.

We are seeing some evidence of what I just described. McGraw-Hill indicates fiscal second quarter non-residential construction volume measured in square feet was down 27.5% compared to the same period last year and commercial/industrial was up 48%.

For calendar 2010, McGraw-Hill forecasted new construction volume will be only 6% lower than 2009. By contrast our volume was up 8.8% in Q2 and for the first half of 2010 our volume was up 4% while the Metal Builders Manufacturing Association Index was down 14%. This speaks to the tremendous opportunity we have, once there is economic driven market improvement.

For example in 2010, we expect there will be about 700 million square feet of new non residential construction. Looking at the last 40 years, a normalized level of new construction is closer to 1.2 billion, a significant opportunity for growth leads to the second question.

Given that we reduced costs so substantially last year by cutting our workforce by nearly 40% and consolidating our plants by 25%, will we be able to respond to improving market without adding back all the cost we cut? We believe depending on the mix of
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work that we can process about the same amount of steel as we did in 2008 with 25% fewer plants. You will recall that we generated $200 million in EBITDA in 2008.

While we will likely need to add back some labor in our manufacturing plants for safe and efficient operations, it will require attention to supply chain effectiveness and optimum plant utilization. But we believe we can do it with much leaner cost structure. For example, our engineering and drafting costs in the second quarter of 2010 were 13% lower on a per ton basis compared to last year at this time, while volume in our buildings group was up 10%.

This ability to take advantage of the economic recovery in our markets gives us confidence in reaffirming our expectations that we will surpass the $200 million in EBITDA we generated in 2008 within the five year period we stated in December of 2009.

Now, our second quarter SG&A did rise sequentially from our first quarter because of expenses that were related to the refinancing and additional engineering and drafting costs in advance of Q3 and Q4 of building shipments.

Nevertheless, SG&A for the second quarter was 11.5% below last year. As many will recall, we commenced cost reductions in Q4 of 2008 and completed about 95% of our three phase cost reductions by the end of our 2009 second quarter. We expect that fiscal 2010 SG&A will come in about 10% less than 2009, which would be nearly 33% less than 2008. In May, shortly after the second quarter ended, we did collect our tax refund of $26.7 million which added $13.4 million to our cash balance and we used remaining $13.3 million to reduce our Term Loan B to $137 million.

The third question that is often asked is, can we grow in a persistently weak market? I believe our results in the first quarter of 2010...for the first half of 2010 support the thesis that we can perform better in the market, while there remains uncertainty about the economic recovery, the actions we have taken to reduce costs, improve our operations, produce and sell new products and support our customers, position us well to grow even in a weak market.

We expect that each business unit will generate positive operating results in the second half of the fiscal year and this will lead to positive EBITDA and operating cash flow in 2010. While painful in the short intermediate term, the weak economy and slow recovery worked to our long-term advantage because our market leadership and financial, you know, stability, give us a sustainable competitive edge in a very fragmented market.

As we noted in our earnings release, although visibility is limited, we do expect a seasonal pick up in the second half of the year. Based on current activity, we expect it to be of a similar magnitude to last year’s second half, but more in line with our historical pattern of fourth quarter being our strongest.

Now I’ll turn over to Mark Johnson and then Mark Dobbins.

MARK JOHNSON:	Thanks Norm. Our consolidated operating results for the period continued to reflect depressed levels of non-residential construction activity, but also showed the positive impact of our sales initiatives in cost reduction program. Revenue for our second quarter was $202.4 million, 10.6% above the prior quarter but down 10% from the year ago period due primarily to lower sales prices per ton resulting from 17% lower material costs per ton.

In contrast, our overall shipments measured in tons, increased 11.6% sequentially and 8.8% year-over-year. Gross profit margin was 19.8% compared to 17.6% in the first
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quarter and 14% in last year’s second quarter. Exclusive of special charges, gross profit margin was up sequentially at 19.7% compared to 18.2% in the first quarter and was down from the 21% in last year’s second quarter.

The year-over-year variation was primarily the result of continued margin compression in our longer cycle Buildings Group as steel prices were rising steadily during this period despite the weak market environment, in contrast to the year ago period when prices were declining rapidly.

Selling, general and administrative costs were $48.4 million, down 11.5% from last year’s second quarter, but as Norm mentioned earlier, up from the $44.4 million reported in the prior quarter.

The decline from the year ago period reflects the significant cost reductions that have been made across the breadth of our business, while the increase over the first quarter includes $600,000 in special expenses related to our recapitalization transaction, $600,000 of incremental non-cash stock compensation charges and higher spending on drafting and engineering in advance of production.

While drafting and engineering costs tend to increase as part of the seasonal pattern, this year’s spend was relatively higher due to the need for expedited turnaround to keep our builders crews busy during this period of weak backlogs. As Norm mentioned, we expect SG&A to remain at approximately this level for the remaining two quarters of 2010.

Our operating loss for the period was $9.2 million compared to a loss of $12.7 million in the first quarter and $132 million in last year’s second quarter. If you back out special charges, the operating loss was $8.5 million, compared to $11.2 million in the prior quarter, and $7.4 million in the year ago period.

Adjusted EBITDA moved into the positive territory in the quarter at $1.1 million compared to a loss of $2.6 million in the prior quarter and earnings at $3.1 million in last year’s second quarter.

Looking to our segment results, our Components and Coatings groups have showed significant sequential improvement in operating performance in the second quarter. Similar to the first quarter, the higher margins in our Coaters segment reflected the return to more normalized margins after selling through higher priced inventory in last year’s second quarter as well as incremental sales to new customers.

Despite a 7% decline in third party volume, the component segment maintained comparable operating margins to the prior year, as a result of their cost reduction initiatives. The Components group has also benefited from a 39% increase in intersegment sales as we more effectively utilize the manufacturing capability of our Components division to support our Buildings Group customers.

The margin compression in our Buildings Group was driven primarily by two factors. The impact of increasing steel prices on this business segment which has a longer order to fulfillment cycle than Components and Coatings, and a highly competitive market. We anticipated this margin compression will begin to dissipate, as steel prices increase...as steel price increase is slow in our third and fourth quarter.

Moving to the balance sheet, I will just review some of the highlights. We finished the quarter with approximately $51 million in cash, an additional $3 million in restricted cash. For the first six months of 2010, we invested $29 million in inventory to both support our customers’ needs in the seasonally stronger second half, and as a result of the increasing cost of steel.
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In addition to the cash on hand, our $125 million ABL credit facility remained effectively undrawn. Our only remaining debt obligation is our term loan which as Norm mentioned, we paid down to $137 million. We estimate that our inventories measured in tons is approximately 7% lower than this time last year, but approximately 5% higher than it was at the end of this year’s first quarter as we re-stocked in advance of a seasonally stronger period.

Our day sales outstanding calculated on a trailing three months basis improved at 34 days compared to 36.4 days in the same period of last year, as we continue to carefully manage the credit terms we offer during these economically challenging times.

For the first half of 2010, our capital expenditures were $3.9 million. We expect to spend a total of $11 million...of between $11 million and $13 million in 2010, about half of which will be spent on technology and systems.

As we explained on last quarter’s conference call, in our second quarter we recognized the remaining $230.7 million non-cash beneficial conversion feature related to the preferred shares. We also recognized an additional $10.6 million beneficial conversion charge related to the preferred stock dividends accrued since inception, because the additional shares of preferred stock issued as payment in kind included the same beneficial conversion features.

Going forward, we expect to incur non-cash charges in periods in which we accrue for fixed dividends as opposed to cash dividends. We will be posting an example calculation on our website in the coming days.

On a related note, we expect to accrue approximately $7.9 million of in-kind preferred stock dividends and $600,000 in preferred stock accretion in our third fiscal quarter. These are non-cash charges deducted from net income in determining earnings per share.

As a reminder, our preferred stock instrument includes a knock-out provision such that if at any time after April of 2012, the closing value of our common stock exceeds $12.75 for twenty consecutive trading days, the basic preferred stock dividends are permanently eliminated.

As of May 2, 2010, we had $19.6 million common shares outstanding which includes $1.4 million unvested shares of restricted stock granted to employees which will vest ratably over the next four years. As of May 2, 2010 the outstanding preferred stock and accrued dividends could be converted into 41.8 million shares of common stock at a conversion price of $6.37.

The $7.9 million of in-kind preferred stock dividends we expect to accrue during our fiscal third quarter would be convertible into 1.25 million additional shares of common stock.

Now I would like to turn the call over to Mark Dobbins to discuss our operations.

MARK DOBBINS:	Thank you, Mark. As described earlier, each of the business units was under pressure this quarter from weak market conditions, competitive pricing and higher steel costs.

During our Q1 conference call, we noted that our Buildings Group had begun to see a slight improvement in quote activity and bookings. That trend continued into our second quarter and has resulted in higher shipment volumes. The building second quarter tonnage volume was up 10% sequentially and this is a first year-over-year increase in tons shipped by this segment in seven consecutive quarters.
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Q2 bookings measured in tons were up 33% over last year’s second quarter. And we have seen modest improvement in our design build type projects, which have been mostly absent in the past 12 months. Additionally, large industrial projects associated with mining and nuclear energy, plus export opportunities continued to show relative strength in the current market.

Pricing remains very competitive and is being impacted by a weak construction market with aided pressure of rising steel costs. Absent the refinance concerns of last year, however, the Buildings Group is gaining market share and has added a 160 net new builders year-to-date.

Operationally, this group continues to benefit from previous cost reduction activities and ongoing utilization improvements within the engineering and manufacturing operations. Additionally, the engineered Buildings Group is benefiting from the large footprint of our Components organization, which provides manufacturing support and freight advantages. And as a result, the Buildings Group is able to meet or exceed builder requests for faster turnaround times on quote requests, approval drawings, engineering and project delivery. This is an important benefit to our builders, some of who have a reduced backlog of work and are depending on our quick deliveries to keep their crews busy.

The Components Group is facing the very same challenges mentioned earlier, competitive pricing and weak market with increasing steel costs. But as shown by past performance, this group continues to maintain prudent commercial disciple in a tough environment. Many of the Components Groups customers currently have reduced backlog, however, the forward-looking sentiment from these customers is improving. Light gauge, agricultural related volume improved significantly in the quarter, with a 16% increase over prior year.

The Components Group posted only a modest sequential improvement in external tons shipped. However, a substantial increase in internal tons along with continued efforts directed toward cost reductions and improved efficiencies allowed this group to perform well in the quarter.

Operations at the new Insulated Panel manufacturing facility in Jackson, Mississippi are progressing nicely, and after a relatively slow Q1, bookings and shipments has significantly improved.

Our Insulated Panel Manufacturing schedule for Q3 is filling up quickly, and we are currently staffing up for an additional shift there. We have also developed a proprietary educational program on insulated panels that was recently approved by the American Institute of Architects for continuing education units, and expect this program to increase the exposure and demand for insulated panels in the market place.

Our Coatings Group is having success with many of the sales initiatives that began last year and additional ones that we moved ahead with this year as well. Result was a solid performance in the quarter. This group had a 21% improvement in tons shipped sequentially and a 21% improvement as compared to the same quarter last year as well.

Sales efforts outside the construction market have been particularly effective in the lighting and electronics industries as well as the service center distribution network. Efficiencies and quality improvements gained through lean manufacturing efforts are having a significant impact on the Coatings Group’s ability to take market share in a very tough environment. Additionally, we have several capital improvements underway they will allow them to continue this trend.
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To sum up, we believe that in the context of our markets, our Q2 results show that we continued to outperform the industry average. And with that we would like to open the call to questions. Thank you very much.

Q&A

OPERATOR:	We will now begin the question and answer session. To ask a question you may press “*” and “1” on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question please press “*” then “2.”

Our first question comes from Eric Prouty at Canaccord.

ERIC PROUTY:	Great, thanks. Good quarter, guys, in a tough environment out there. Let me just ask first a high level question around what’s going on with the steel. Could you just kind of work through as steel prices spike and then start moderating here how that should work through the results in your, in the three different groups that you have, and how we should look at that, the steel impact going forward?

NORMAN CHAMBERS:	Great Eric, sure. You know, what we are finding is that that the steel market is I would say at a relatively confused state from the standpoint that the mills were quite successful earlier in the year and really through, you know, current times to increase their prices. We now find that there is some hesitation in that and so we think that there is a pretty good chance that steel prices will flatten and then probably adjust, you know, down the season.

We don’t see, you know, a crashing dive, and the reason why we don’t is that there is, you know, seasonal demand and, you know, we are expecting to start to see some economic improvement between now and 2011, the first part of 2011. And then kind of secondarily but in a very smart way, the steel mills are being cautious about bringing on more capacity.

There had been a considerable conversation among two of the...between two of the steel producers that they each expect to bring on [inaudible] furnace capacity and now that that has been put on hold. So that will work to keep the supply/demand in check a bit more.

Now from our perspective, you know we certainly benefit across all of our businesses in terms of steel prices that are reasonably priced against the materials we compete against, and one of the things we are seeing is our ability particularly in the panels business and some of the re-roofing to take market share from buildings materials that are, you know, not metal. And that’s a good thing.

In the event that steel prices rise or fall, parts of our business do better and worse. So, when steel prices flatten and come down our Buildings Group will generally do better and our Coating Group and our Components Group will kind of hold their own.

In the event that steel prices rise historically, our Coating Group and coating...Components Group and Coating Group have done particularly well at passing those costs on and our Buildings Group has their margins you know effected I mean...I mean they will be compressed in some fashion. So if we see a period where we are you know, stable, that that could be a good...I mean that could be good for us. Sorry for the long-winded answer, Eric.

ERIC PROUTY:	Nope. That’s perfect. And then if one looks at revenue, and you mentioned your volumes were up, I mean would that...I guess I’m trying to understand or reconcile if we
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look at your revenue number and how that increased sequentially, how much of that sequential increase is volume driven and how much of that increase if any of it, is commodity price related?

NORMAN CHAMBERS:	Virtually all of the change between the first quarter and the second quarter is volume driven and very little of that is driven by price increases.

ERIC PROUTY:	Okay. So with the price of steel, you know, having increased a decent amount during that time period would we expect then looking at the back half of the year, there to be a beneficial impact on your revenue from higher steel prices?

NORMAN CHAMBERS:	Well, you know we would like to think so. Uh, my only, you know, caveat is, as you know, as we’ve explained before, we generally take from a numerical perspective, whatever our backlog is you know, at the end of our...in fact at the end of our second quarter. And historically, that backlog which is for the Buildings Group will...I mean will end up be the foundation of revenue in Q3 and Q4, and historically we have always done or generated that backlog number, plus you know, plus some percentage you know, 5 to sometimes, you know, 40%.

Last year, though, was the first time that our revenue in a Buildings Group in Q3 and Q4 was actually less than the backlog number. So that made us a little on the gun-shy side here. But our sense is that if we see a more normalized approach, and you know, we would expect to see some benefits in the second half.

ERIC PROUTY:	Great, and then you mentioned inventory levels a couple of times, could we expect that inventory then to decline as you ship heading into Q3 and Q4, and therefore, inventory levels would decline and more cash would be generated?

NORMAN CHAMBERS:	That’s exactly right, Eric. We do expect the normal pattern to occur with respect to our inventory where it reaches its high points in the end of the second quarter, comes down in the third quarter and it comes down further in the fourth quarter.

ERIC PROUTY:	Great, and then just a final question, you know, it sounds like again for the back half of the year you are looking at normal seasonality from a revenue standpoint. Generally Q3 and Q4 have also been periods where there has been a very nice increase in the gross margin. Could we expect gross margin in Q3 and Q4 of 2010, do you think they will approximate levels of 2009; be a little bit below or a little bit above? Could you give a little guidance there?

NORMAN CHAMBERS:	You know that is a great question, Eric, and I tell you that if we look you know, historically, it’s very, very clear, we do better in the second half of the year. I will tell you that the pricing pressure that we are seeing is clearly more severe than we have seen in past years. I mean, the fact that we’ve gained share, and the fact that we can kind of monitor that from the standpoint of making sure we are not doing that by discounting our prices and we are sure that we are not, still...still leaves me in a place that this market had 700 million, you know, square feet of new construction is so extraordinarily low, that I, you know, I think we’ll be challenged to have the same kind of margins that you would have expected in a more normal year. You know, don’t’ give up on it. We are not giving up on it, but at the end of the day I do know that the challenges that the folks are facing out there are absolutely real.

ERIC PROUTY:	Sure, okay so may be worse than last year but we should expect a good sequential improvement at least from the April quarter?

NORMAN CHAMBERS:	Absolutely.
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ERIC PROUTY:	Okay, fantastic. I’ll jump back in the queue, thanks a lot.

OPERATOR:	The next question comes from Arnie Ursaner at CJS Securities.

ARNIE URSANER:	Hi, good afternoon. My first question is how many shares were issued for the pick in the quarter please?

MARK JOHNSON:	I am taking digging it up, here.

NORMAN CHAMBERS:	Yeah, just a second Arnie, he is digging that up from the scripts.

ARNOLD URSANER:	Okay, while you are doing that, let me move forward to the next question.

NORMAN CHAMBERS:	Sure.

ARNOLD URSANER:	In your prepared remarks on your outlook, you indicated you expect a seasonal pickup in the second half similar to last year’s second half. And I am very unclear how we should think about that, if I look at your revenues in the first half of last year versus the second half, it was roughly 50:50. You didn’t have your normal seasonal pickup in revenue last year and if I do...try to do it on EBITDA, you are starting, you know, you had 87% of your EBITDA in the back half of the year, but you are starting with a negative number for the first half of this year. So I am a little [Multiple speakers] well, it is going to be over a 100%.

NORMAN CHAMBERS:	Yeah it should be.

ARNOLD URSANER:	Okay.

NORMAN CHAMBERS:	Now, okay, so the real answer is that the steel price movements last year versus this year is part of the answer. We would expect...when I look at volume, Arnie, volume first half and second half of last year was about 25% more in the second half but the steel prices...steel prices were plummeting...

ARNOLD URSANER:	Right.

NORMAN CHAMBERS:	...you know this year I am expecting, you know, we might see something 25 or a little above, you know, in volume, and steel prices will be favorable in terms of helping us on the top end, and I mean, the bottom end.

ARNOLD URSANER:	Sure.

NORMAN CHAMBERS:	The only thing that gives me concern, it’s actually not the volume, it’s not the revenue per se, it’s whether or not we can continue with a level of discipline in the commercial piece and that’s most challenging in the Buildings Group.

ARNOLD URSANER:	Okay.

MARK JOHNSON:	And Arnie, with respect to the number of shares issued, let me start with the total, there’s a total of 41.8 million common stock equivalents that are derived from the preferred stock and that would include any dividends issued in the original issuance of preferred shares. Looking forward to the third quarter, we...based on the anticipation of paying a fixed dividend in the third quarter of approximately $7.9 million, that would add an incremental one 1.25 million shares of common stock equivalents.

ARNOLD URSANER:	Okay, so it’s 41.8 plus the 1.25?
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MARK JOHNSON:	That’s right.

ARNOLD URSANER:	Okay. In your filings with the bank papers, you have had EBITDA targets for this year of $36 million, next year, $73 million, 2012, a $127 million. On a trailing 12 months you are at $38 million, but if I take the first half performance and you just mentioned your margin expectation for the back half of the year, it doesn’t appear to me unless you have more volume that you are going to get to the $36 million in your bank paper. If you were not to get there, does it cause any type of issue of any sort that we should be focused on?

NORMAN CHAMBERS:	No, there is no issues whatsoever, and again, while we are not, you know, we are not, you know, giving guidance. I am not sure that, well, let me say it this way. We don’t share your view about our second half.

MARK JOHNSON:	And let me state clearly there are no financial maintenance covenants that an event like that would trip over.

ARNIE URSANER:	Okay.

MARK JOHNSON:	And you know with an unutilized credit facility and you know, no maintenance covenants to run up against and more than adequate cash, it’s not a liquidity concern either.

ARNIE URSANER:	Perfect, and what sort of incremental, you know, what sort of operating rate did you have in the quarter and particularly in the Buildings segment and could you give us your best guess on where we stand on incremental margin at this point?

MARK JOHNSON:	With respect to the capacity utilization within our Buildings Group, it ran at approximately 60% for the quarter and comparatively our Coaters and Components Group ran in the mid, low to mid 50s. You know, there was comparatively more utilization going on in the Buildings Group, but that can be, I am sorry, low to mid 40s in the Coaters and Components Group. But the utilization can be a little misleading when you take into account the fact that a lot of our production for our Buildings customers does come from our Components plants, so, in an increasingly manner. Um, with respect to our incremental margins, we expect to have as much if not more incremental margin based on incremental volume as we’ve ever had based on the reduction in fixed costs that we’ve made and across utilization of our plant. I won’t...I won’t go so far as to try to calculate those for you, but rest assured that they are as significant but not greater than they have been in the past.

ARNIE URSANER:	What has been the peak in the past?

MARK JOHNSON:	It’s been in the...upper 30’s in the past.

ARNIE URSANER:	Okay. Thank you very much.

NORMAN CHAMBERS:	You’re welcome Arnie. Thank you.

OPERATOR:	As a reminder to ask a question, you may press “*” then “1” on your touchtone phone. Again, that’s “*” then “1” to enter the question queue.
We have a follow up question from Eric Prouty at Canaccord.

ERIC PROUTY:	Thanks, guys, just a couple housekeeping questions. You mentioned the number of builders you added during the quarter. Could you just let us...what base was that off of, what’s the actual current number of builders you have in total?
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MARK DOBBINS:	Eric, this is Mark Dobbins. Our total build account right now with the 160 net add is 3470.

ERIC PROUTY:	Okay, great, and then finally you mentioned this a bit in the call, but could you guys just give a little color, obviously it’s a bleak market out there, but going to a little more detail if you see any either end market or geographies of, you know, particular strength or particular weakness?

NORMAN CHAMBERS:	Well, you know, we certainly are...you know, I’ll kick off first. The agricultural piece has stayed doggone strong. You know, we are probably seeing a little bit of brightness in the manufacturing and you know, in the heavy industrial side as well. You know, that’s encouraging to us. We, you know, are still I don’t think seeing much brightness anywhere in terms of the retail space.

MARK DOBBINS:	You know, I would agree, and Norm’s own track there most of, you know, most of the upside that we are seeing is in, you know, more heavy industrial type applications and you know, I mentioned a bit ago, you know, some of the nuclear energy type facilities that are beginning to be built. One automotive facility, automotive manufacturing facility that comes to mind, but another area that we have seen some nice traction on...I mentioned is the insulated panels and you know, Eric, it’s...a piece that we’re real proud of there, we see a lot of opportunity there and it certainly had an uptick in the quarter, in interest and in shipments.

ERIC PROUTY:	Okay, fantastic. And then just finally if you could talk about...I know you’ve...while turning the company around have also kept an eye from an acquisition standpoint, any commentary on what you are seeing out there in the market as far as opportunities go from an acquisition standpoint?

NORMAN CHAMBERS:	You know, we’re seeing lots of small companies that are, you know, struggling and pretty much all three of our divisions and, you know, we are seeing...I can tell you that almost a week doesn’t go by when I don’t see some book across my desk. We clearly have a pretty clear view about what we think would be good in terms of things that might fit nicely into the three divisions we have that will compliment us in terms of geography, compliment us in terms of supply chain, compliment us in terms of a focus on an end market we may not be quite as strong as we would like to be in.

So we were very clear about those things we would be interested in and we are even more clear about wanting to get those at great values. You know that doesn’t require debt that, you know, that, you know, could be a nice, you know, fit. You know asset-only sales are particularly attractive to us, but we will see because and the reason why I say the asset-only sales is that we need to continue to do this battle with the idea that we will focus on our business in such a way as to provide a compelling reason why builders will leave our competitors and join us or that we can recruit industrial people who haven’t been with a builder before, you know, to join our ranks. So, you know, I’d rather try to win business that way, you know, than try to, you know, buy a company. But I do look at assets, you know, with some attractiveness.

ERIC PROUTY:	Great. Okay thanks a lot guys.

OPERATOR:	Again if you have a question you may press “*” then “1” on your touchtone phone. This concludes the question and answer session. I would now like to turn the conference back over to Mr. Chambers, for any closing remarks.

NORMAN CHAMBERS:	Okay, great well, thank you very much for your patience on our technical glitch and we appreciate your questions and look forward to speaking to you next quarter. Thank you.
NCI Building Systems_20100608_500_transcription
Tuesday, June 08, 2010 5.00 PM ET

OPERATOR:	Thank you all very much for participating in the NCI Building Systems Second Quarter 2010 Earnings Conference Call. You may now disconnect.
NCI Building Systems_2010060_8500_transcription
Tuesday, June 08, 2010 5.00 PM ET